January 30, 1997


Board of Directors
Price/Costco, Inc.
999 Lake Drive
Issaquah, Washington 98027

Gentlemen:

         We have acted as counsel for Price/Costco, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement ("Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, for 5,000,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share, that are issuable pursuant to the PriceCostco 401(k) Retirement Plan and PriceCostco 401(k) Plan for California Union Employees (collectively, the "Plans"). We have examined the Registration Statement, the Plans and such other documents and records as we deem necessary for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that upon the issuance of the Shares under the Plans as provided therein, the Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                      Very truly yours,

                                 /s/ Foster Pepper & Shefelman

                                     FOSTER PEPPER & SHEFELMAN








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